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400 Somerset St., New Brunswick, NJ 08901

732.342.7600

MAGYAR BANCORP, INC. ANNOUNCES FOURTH QUARTER AND YEAR END FINANCIAL RESULTS

New Brunswick, New Jersey, November 12, 2019 – Magyar Bancorp (NASDAQ: MGYR) (“Company”), parent company of Magyar Bank, reported today the results of its operations for the three months and year ended September 30, 2019.

The Company reported a 16% increase in net income to $818,000 for the three months ended September 30, 2019 compared to net income of $704,000 for the three months ended September 30, 2018. The Company also reported a 48% increase in net income for the year ended September 30, 2019 to $2,996,000 compared to net income of $2,030,000 for the year ended September 30, 2018. The basic and diluted earnings per share were $0.14 and $0.51 for the three and twelve months ended September 30, 2019, compared with basic and diluted earnings per share for the three months and twelve months ended September 30, 2018 of $0.12 and $0.35, respectively.

“We are pleased to report that 2019 was another strong year for Magyar Bancorp”, stated John Fitzgerald, President and Chief Executive Officer.  “Despite two interest rate cuts by the Federal Reserve and a flat or inverted yield curve for most of the year, we were able to increase our net income 48% for the fiscal year.”

Mr. Fitzgerald continued, “Looking ahead to 2020, while we expect a challenging rate environment to continue with the potential for further rate cuts and a continued flat or inverted yield curve, our ability to leverage existing relationships and acquire new business will continue to expand the Bank’s lending and deposit customer base.”

Results of Operations

Net income increased by $114,000, or 16.2%, during the three-month period ended September 30, 2019 compared with the three-month period ended September 30, 2018 and by $966,000, or 47.6%, during the year ended September 30, 2019 compared with the year ended September 30, 2018.

Net interest and dividend income decreased $30,000, or 0.6%, to $5.0 million for the three months ended September 30, 2019 from the three months ended September 30, 2018. Interest and dividend income increased $292,000, or 4.5%, to $6.7 million for the three months ended September 30, 2019 from $6.4 million to the three months ended September 30, 2018. The average balance of interest-earning assets increased $8.5 million, or 1.5%, while the yield on such assets increased 18 basis points to 4.63% for the three months ended September 30, 2019 compared with the prior year period. Interest expense increased $322,000, or 23.1%, to $1.7 million for the three months ended September 30, 2019 from $1.4 million for the three months ended September 30, 2018. The average balance of interest-bearing liabilities increased $3.8 million, or 0.8%, between the two periods while the cost on such liabilities grew by 28 basis points to 1.50% for the three months ended September 30, 2019 compared with the prior year period.

Interest and dividend income increased $2.8 million, or 11.3%, to $27.1 million for the year ended September 30, 2019 compared to the year ended September 30, 2018. The average balance of interest-earning assets increased $33.3 million, or 5.9%, while the yield on such assets increased 22 basis points to 4.53% for the year ended September 30, 2019 compared with the prior year period. Interest expense increased $2.1 million, or 44.3%, to $6.7 million for the year ended September 30, 2019 from $4.6 million for the year ended September 30, 2018. The average balance of interest-bearing liabilities increased $20.1 million, or 4.5%, between the two periods while the cost on such liabilities grew by 40 basis points to 1.44% for the year ended September 30, 2019 compared with the prior year period.

The Company’s net interest margin decreased by 4 basis points to 3.45% for the quarter ended September 30, 2019 compared to 3.49% for the quarter ended September 30, 2018. For the year ended September 30, 2019, the net interest margin decreased by 8 basis points to 3.41% from the prior year period. The Company experienced contraction in its margin due to lower yields on loans receivable and investment securities coupled with higher costs of funding due to the flat, and periodically inverted, yield curve during the twelve months ended September 30, 2019.

The provision for loan losses was $167,000 for the three months ended September 30, 2019 compared to $214,000 for the three months ended September 30, 2018. The Company did not have any charge-offs for either period. The provision for loan losses was $668,000 for the year ended September 30, 2019 compared to $997,000 for the year ended September 30, 2018. There were net recoveries of $20,000 during the year ended September 30, 2019 compared with net charge-offs of $272,000 for the year ended September 30, 2018.

Non-interest income increased $138,000 to $722,000 during the three months ended September 30, 2019 primarily from higher loan service charges, which were $488,000 for the three months ended September 30, 2019 compared with $348,000 for the three months ended September 30, 2018. Non-interest income increased $15,000 during the year ended September 30, 2019 compared with the prior year due to higher loan service charges, which increased $277,000, offset by lower gains on the sales of assets, which decreased $300,000.

Non-interest expense increased $119,000 during the three months ended September 30, 2019 from the prior year period due to higher compensation and employee benefits expense. Compensation and employee benefit expense increased $201,000 between the quarterly periods due to new positions in compliance, annual merit increases for employees, and two new Supplemental Executive Retirement Plans. Partially offsetting this increase was an $111,000 decrease in FDIC deposit insurance premium expense related to a one-time statutory credits for premiums paid by small banks to replenish the Deposit Insurance Fund for the last recession.

Non-interest expense increased $276,000, or 1.6%, to $17.6 million for the year ended September 30, 2019 compared to $17.3 million for the year ended September 30, 2018 due to higher compensation and employee benefit expense. Compensation and benefit expenses increased $446,000, or 4.6%, to $10.1 million due to new positions in compliance, annual merit increases for employees, higher incentive payments and two new Supplemental Executive Retirement Plan agreements dated May 23, 2019.

Balance Sheet Comparison

Total assets decreased $2.2 million, or 0.4%, to $630.3 million during the three months ended September 30, 2019. The quarterly decrease was attributable to lower loans receivable, net of allowance of loss, which decreased $8.1 million and investment securities, which decreased $6.8 million. Partially offsetting these decreases were increases in cash and cash equivalents, which increased $13.5 million during the quarter.

Total assets increased $6.4 million, or 1.0%, during the twelve months ended September 30, 2019. The increase was attributable to a $9.8 million, or 1.9%, increase in loans receivable, net of allowance of loss, a $6.1 million, or 39.7%, increase in cash and cash equivalents, and a $1.8 million, or 15.2%, increase in bank owned life insurance. Partially offsetting this growth were decreases in investment securities, which declined $9.9 million during the year, and other real estate owned, which declined $1.1 million during the year.

Total loans receivable at September 30, 2019 were comprised of $232.5 million (44.5%) in commercial real estate loans, $190.4 million (36.4%) in 1-4 family residential mortgage loans, $48.8 million (9.3%) in commercial business loans, $28.5 million (5.4%) in construction loans, and $22.8 million (4.4%) in home equity lines of credit and other loans. Total loans receivable at September 30, 2018 were comprised of $219.3 million (42.8%) in commercial real estate loans, $185.3 million (36.2%) in 1-4 family residential mortgage loans, $53.3 million (10.4%) in commercial business loans, $30.4 million (5.9%) in construction loans, and $24.2 million (4.7%) in home equity lines of credit and other loans.

During the quarter our total non-performing loans increased $2.8 million to $6.9 million at September 30, 2019 from $4.1 million at June 30, 2019. The increase was the result of three new commercial real estate loans totaling $2.3 million, one Small Business Administration loan totaling $976,000, and one 1-4 family residential mortgage loan totaling $114,000, offset by loan payments and payoffs totaling $649,000.

Total non-performing loans increased by $6.0 million to $6.9 million during the year ended September 30, 2019 from $906,000 at September 30, 2018. At September 30, 2019, non-performing loans consisted of four commercial real estate loans totaling $2.7 million, one construction loan totaling $2.9 million, one Small Business Administration loan totaling $976,000, and one loan secured by 1-4 family residential mortgage totaling $114,000. The ratio of non-performing loans to total loans was 1.3% at September 30, 2019 compared to 0.2% at September 30, 2018.

The allowance for loan losses increased by $195,000 during the three months ended September 30, 2019 and by $688,000 during the twelve months ended September 30, 2019 to $4.9 million. The increases were attributable to growth in total loans receivable and a less favorable economic outlook.

The allowance for loan losses as a percentage of non-performing loans decreased to 70.9% at September 30, 2019 compared with 463.6% at September 30, 2018. At September 30, 2019 our allowance for loan losses as a percentage of total loans was 0.93%, compared with 0.82% at September 30, 2018. Future increases in the allowance for loan losses may be necessary based on possible future increases in total loans receivable, increases in non-performing loans and charge-offs, deterioration of collateral values securing impaired real estate loans, and the possible deterioration of the current economic environment.

At September 30, 2019, investment securities were $46.2 million, reflecting a $6.8 million decrease from June 30, 2019 and a $9.9 million decrease from September 30, 2018. Investment securities at September 30, 2019 consisted of $38.9 million in mortgage-backed securities issued by U.S. government agencies and U.S. government-sponsored enterprises, $4.0 million in U.S. government-sponsored enterprise debt securities, $3.0 million in corporate notes and $363,000 in “private-label” mortgage-backed securities. There were no other-than-temporary-impairment charges for the Company’s investment securities for the year ended September 30, 2019.

Other real estate owned (“OREO”) decreased $6,000 to $7.5 million during the quarter ended September 30, 2019. Year-to-date, OREO decreased $1.1 million resulting from the sales of four properties totaling $1.3 million, in addition to valuation allowances and other net reductions totaling $242,000. Offsetting these declines were the addition of two properties totaling $503,000 during the year from the foreclosure of real estate collateralizing non-performing loans and $11,000 in capitalized improvements.

OREO at September 30, 2019 consisted of three residential properties (two of which were leased) totaling $1.7 million, four real estate lots/land totaling $3.1 million, and four commercial real estate buildings totaling $2.7 million. The Bank is determining the proper course of action for its OREO, which may include holding the properties until the real estate market improves, marketing the properties for individual sale, or selling properties to an investor and/or developer.

Total deposits decreased $62,000 during the twelve months ended September 30, 2019 to $530.1 million. The contraction in deposits during the twelve months ended September 30, 2019 occurred in certificates of deposit (including individual retirement accounts), which decreased $13.6 million, or 10.4%, and in savings account balances, which decreased $10.8 million, or 13.2%. Offsetting these decreases were increases in money market account balances, which increased $20.8 million, or 12.4%, in non-interest checking account balances, which increased $1.7 million, or 1.6%, and in interest-bearing checking account balances, which increased $1.8 million, or 3.9%. Deposits accounted for 84.1% of assets and 102.3% of net loans receivable at September 30, 2019.

At September 30, 2019, the Company held $6.9 million in brokered certificates of deposit, compared with $14.8 million at September 30, 2018.

Borrowings, which include Federal Home Loan Bank of New York advances, increased $665,000, or 1.9%, to $36.2 million at September 30, 2019 from $35.5 million at September 30, 2018.

The Company did not repurchase any shares during the three or twelve months ended September 30, 2019. The Company has repurchased 81,000 shares pursuant to the second stock repurchase plan through September 30, 2019, reducing outstanding shares to 5,820,746.

The Company’s book value per share increased to $9.39 at September 30, 2019 from $8.82 at September 30, 2018. The increase was attributable to the Company’s results from operations.

About Magyar Bancorp

Magyar Bancorp is the parent company of Magyar Bank, a community bank headquartered in New Brunswick, New Jersey. Magyar Bank has been serving families and businesses in Central New Jersey since 1922 with a complete line of financial products and services. Today, Magyar operates seven branch locations in New Brunswick, North Brunswick, South Brunswick, Branchburg, Bridgewater and Edison (2). Please visit us online at www.magbank.com.

Forward Looking Statements

This press release contains statements about future events that constitute forward-looking statements within the meaning of the Section 27A of the Securities Act of 1933 and Section 21E of the Securities Exchange Act of 1934. Such forward-looking statements may be identified by reference to a future period or periods, or by the use of forward- looking terminology, such as “may,” “will,” “believe,” “expect,” or similar terms or variations on those terms, or the negative of those terms. Forward-looking statements are subject to numerous risks and uncertainties, including, but not limited to, those risks previously disclosed in the Company’s filings with the SEC, general economic conditions, changes in interest rates, regulatory considerations, competition, technological developments, retention and recruitment of qualified personnel, and market acceptance of the Company’s pricing, products and services, and with respect to the loans extended by the Bank and real estate owned, the following: risks related to the economic environment in the market areas in which the Bank operates, particularly with respect to the real estate market in New Jersey; the risk that the value of the real estate securing these loans may decline in value; and the risk that significant expense may be incurred by the Company in connection with the resolution of these loans. The Company wishes to caution readers not to place undue reliance on any such forward-looking statements, which speak only as of the date made. The Company does not undertake and specifically declines any obligation to publicly release the result of any revisions that may be made to any forward-looking statements to reflect events or circumstances after the date of such statements or to reflect the occurrence of anticipated or unanticipated events.

Contact: John Reissner, 732.214.2083

MAGYAR BANCORP, INC. AND SUBSIDIARY

Selected Financial Data

(Dollars in Thousands, Except Per Share Data)

	Three Months Ended		Twelve Months Ended
	September 30,		September 30,
	2019	2018	2019	2018

Income Statement Data:
Interest and dividend income	$6,729	$6,437	$27,103	$24,350
Interest expense	1,713	1,391	6,710	4,649
Net interest and dividend income	5,016	5,046	20,393	19,701
Provision for loan losses	167	214	668	997
Net interest and dividend income after
provision for loan losses	4,849	4,832	19,725	18,704
Non-interest income	722	584	2,136	2,121
Non-interest expense	4,393	4,274	17,600	17,324
Income before income tax expense	1,178	1,142	4,261	3,501
Income tax expense	360	438	1,265	1,471
Net income	$818	$704	$2,996	$2,030

Per Share Data:
Basic earnings per share	$0.14	$0.12	$0.51	$0.35
Diluted earnings per share	$0.14	$0.12	$0.51	$0.35
Book value per share, at period end	$9.39	$8.82	$9.39	$8.82

Selected Ratios (annualized):
Return on average assets	0.52%	0.46%	0.47%	0.33%
Return on average equity	6.19%	5.64%	5.47%	3.95%
Net interest margin	3.45%	3.49%	3.41%	3.49%

	September 30,	June 30,	September 30,
	2019	2019	2018
Balance Sheet Data:
Assets	$630,328	$632,574	$623,968
Loans receivable	523,105	530,972	512,630
Allowance for loan losses	4,888	4,693	4,200
Investment securities - available for sale, at fair value	16,703	20,941	22,469
Investment securities - held to maturity, at cost	29,481	32,014	33,645
Deposits	530,075	520,039	530,137
Borrowings	36,189	50,389	35,524
Shareholders' Equity	54,651	54,242	51,362

Asset Quality Data:
Non-performing loans	$6,894	$4,110	$906
Other real estate owned	7,528	7,534	8,586
Total non-performing assets	14,422	11,644	9,492
Allowance for loan losses to non-performing loans	70.90%	114.18%	463.58%
Allowance for loan losses to total loans receivable	0.93%	0.88%	0.82%
Non-performing loans to total loans receivable	1.32%	0.77%	0.18%
Non-performing assets to total assets	2.29%	1.84%	1.52%
Non-performing assets to total equity	26.39%	21.47%	18.48%